Exhibit 99.1

Ondas Holdings Reports Second Quarter 2024 Financial Results

Ondas secures initial purchase orders for Iron Drone Raider from a global defense company and a major military customer

Major military customer places additional purchase order to expand the initial Iron Drone program, as announced earlier today

American Robotics secures key contract with United States Coast Guard for maritime emissions monitoring to support EPA Clean Ports initiatives

Iron Drone Raider is emerging as a best-in-class ‘hard kill’ counter drone solution addressing the urgent need for protection from hostile drones

Ondas Networks’ distribution partner secures initial purchase order for deployment on 900 MHZ from transit operator in Southwest

Conference Call Scheduled for Today at 8:30 a.m. ET

MARLBOROUGH, MA – August 14, 2024 - Ondas Holdings Inc. (Nasdaq: ONDS) (“Ondas” or the “Company”), a leading provider of private industrial wireless networks and commercial drone and automated data solutions through our Ondas Networks and Ondas Autonomous Systems (OAS) business units, reported financial and operating results for the second quarter ended June 30, 2024.

“Ondas continued to advance critical customer activity during the second quarter, positioning the Company for long-term growth,” said Eric Brock, Chairman and CEO of Ondas Holdings. “That progress included multiple orders we have secured for the Iron Drone Raider, including the latest order announced earlier today from a major military customer, which represents an expansion of their engagement with Ondas on their counter-drone technology roadmap. The successful productization of our Irone Drone Raider adds a third revenue-generating platform to Ondas’ portfolio, alongside OAS’ Optimus System and Ondas Networks’ FullMAX, 802.16-enabled software-defined networking platform.

“At Ondas Networks, our distribution partner secured an initial commercial order for Airlink, powered by our FullMAX software defined networking platform, for Advanced Train Control Systems (ATCS) deployment in the 900 MHz network. This marks a major milestone following the successful installation and systems integration. Live Airlink networks are now operational for both a Class I freight rail operator and a transit customer while additional orders are expected in the second half of 2024 for similar area-wide buildouts. In parallel, we are engaging railroad customers to identify broad deployment plans in the 900 MHz network for 2025, though visibility around purchase order commitments remains limited in the near term. We continue to advance revenue-generating funded development programs, including the strategically important 220 MHz Positive Train Control (PTC) data radio development program designed for Amtrak and other transit and freight rail operators across the Northeast Corridor (NEC).

“Our efforts at OAS included advancing the Iron Drone Raider system to market, as we secured both a major government military end customer for direct sales and support as a prime vendor, as well as a large global defense company as partner and distributor. The initial Iron Drone Raider orders came after an intense effort to enhance the platform for advanced military requirements. As customers deploy these initial Raider systems, we believe combat success will lead to additional volume orders. We are establishing the supply chain and production capability to meet this expected demand. Additionally, there is significant interest in global defense markets for Raider, which is emerging as a best-in-class, ‘hard kill’ counter drone solution addressing the urgent need for protection from hostile drones. Lastly for OAS, the customer pipeline for Optimus is strengthening including with new prospective defense customers and with potentially large U.S. commercial customers. The opening of the government and homeland security market for OAS was further demonstrated with the fixed-price contract American Robotics received directly from the U.S. Coast Guard to provide aerial emissions monitoring to support the EPA Clean Ports initiatives. We are very optimistic about the potential with this program.

“The emergence of the defense sector as a material growth vector for Ondas cannot be overstated. It demonstrates the true dual-use nature of both our Optimus and Iron Drone platforms and results in a massive increase in not only our Total Addressable Market (TAM), but also drives a much higher Serviceable and Obtainable market (SOM). In our assessment, the Optimus System and Iron Drone Raider have essentially no competitive alternatives that offer equivalent capabilities to operate continuously in both civil and military environments, even under harsh weather conditions and limited access to infrastructure such as GPS, internet, and cellular networks. In short, we believe OAS is well positioned for significant growth in the second half of 2024 with both Optimus and Iron Drone.

Brock concluded, “Ondas remains in a strong position, with leading technology platforms addressing large, high value end markets. Further, we believe we remain strongly supported by our investors, as evidenced by a $1.5 million investment by Charles & Potomac in Senior Notes issued by Ondas Networks in July 2024. Our financial results in the first half were disappointing, mainly due to delays in 900 MHz deployments with Class I Railroads and supply chain and market-related issues stemming from the Gaza conflict in Israel. Visibility with the 900 MHz deployment plans remain challenging, but we are working with our railroad customers and distribution partner to improve clarity. We remain confident in the strategic importance of the new 900 MHz network for the Railroads. While the Gaza conflict created business disruption for OAS, it also has served to strengthen tailwinds for our business as we see expanding demand in defense and security markets for our drone platforms. We see a growing customer pipeline for both Optimus and Iron Drone Raider systems and expect OAS to experience a significant revenue recovery in the second half of 2024.”

Second Quarter 2024 and Recent Highlights – Ondas Networks

●	Generated approximately $700,00 in revenue during the second quarter of 2024.

●	Successfully integrated Airlink systems, powered by FullMAX, into legacy 900 MHz networks with multiple rail customers including a Class I railroad in Chicago, an area which is widely regarded as the most challenging wireless environment due to the congested nature of the airwaves.

●	Initial system-wide order for 900 MHz wireless network upgrade was received by our distribution partner from a regional commuter railroad in the Southwest following successful integration in May 2024. Migration from the legacy 900 MHz ATCS channels started in July 2024 - including the transition to 802.16 operation in the new 900 MHz A-Block.

●	Our distribution partner secured an initial purchase order for Airlink systems from a Class I Freight Rail in Chicago.

●	Achieved key development milestones with our partner Siemens in the 220 MHz radio program on behalf of an Amtrak-sponsored upgrade to its Advanced Civil Speed Enforcement System (ACSES), a Positive Train Control (PTC) system utilized by passenger and transit, as well as certain freight rail operators in the Northeast Corridor (NEC). Product development related to this $2.8 million agreement is expected to be completed in Q1 2025 and commercial deliveries are slated for Q2 2025.

●	Advanced development program for on-locomotive radios designed for European rail markets.

●	Continuing engagement with MxV Rail regarding improved network operations and 802.16t applications. This work includes the Base Station Controller which enables the dynamic sharing of spectrum resources in 802.16t networks and a testing program related to the use of 802.16t for next-generation HOT/EOT systems.

●	Engaged with multiple railroads and ecosystem vendors regarding the use of 802.16 in the 900 MHz band to support the Interoperable Train Control Messaging (ITCM) protocol. ITCM is the primary transport for PTC messaging and 900 MHz provides an alternate path to improve network reliability and availability.

●	Submitted proposals for network equipment and development programs upon request from rail vendors for dot16 wireless network systems in international markets.

●	Partnered with Siemens to exhibit at the Railway Systems Suppliers Inc. (RSSI) show in Louisville, Kentucky and hosted a subsequent “Demo Day” for key customers which featured a variety of general-purpose applications supported by an 802.16t wireless network. Demonstrations included the hosting of ITCM messaging over the new 900 MHz band, which can be deployed to eliminate single points of failure and support critical PTC redundancy of the 220 MHz network for train operating and safety systems.

●	Submitted written testimony to members of the U.S. House of Representatives in advance of a hearing on rail safety matters held by the U.S. House of Representatives’ Transportation Subcommittee on Railroads, Pipelines and Hazardous Materials. The letter to the subcommittee was written in support of the Railroad wireless technology roadmap and the new 900 MHz network and its potential to support improved train safety and operations.

Guy Simpson, Ondas Networks President and Chief Operating Officer, commented, “Ondas Networks has made considerable progress advancing the adoption of our FullMAX dot16-compliant wireless technology. This is evidenced by the continuing ATCS systems integration activity in the 900 MHz band, and the successful migration to 802.16 in the new A-Block. In addition, in conjunction with our development partner in a $2.8 million initial contract, we advanced the new, 220 MHz PTC Data Radio development program on behalf of AMTRAK for deployment in the Northeast Corridor (NEC). This PTC Data Radio is expected to be commercially available in the first half of 2025 and we expect it will ultimately be widely adopted across the NEC for passenger, transit and certain freight railroad operators – for both on-locomotive and wayside applications.

Simpson continued, “Success in the field on 900 MHz network migration led to our distribution partner receiving the first commercial order for system-wide deployment of Airlink products in 900 MHz, consisting of base stations and edge remotes, on behalf of a regional commuter railroad in the Southwest. In addition, a large commuter railroad in the Midwest deployed multiple labs to evaluate Airlink products and dot16 technology; activity which we expect to lead to commercial-scale orders in the third quarter of 2024. We believe the successful engagement with these smaller rail systems and our ongoing systems integration activity with Class I railroads signals Ondas is ready to support broad deployment across the new 900 MHz wireless network for all North American railroads. We will continue to work closely with Siemens and the railroad customers to support deployments in the 900 MHz network. Nonetheless, visibility on purchase orders and deployment plans currently remains limited for 2024, though we hope to receive more clarity in the coming months in terms of orders and deployment plans for 2025. As such, we have acted at Ondas Networks to reduce operating expenses and focus expenses on revenue generating business activities.”

Second Quarter 2024 and Recent Highlights – Ondas Autonomous Systems (OAS)

●	Ondas Autonomous Systems generated approximately $300,000 in revenue during the second quarter of 2024.

●	Airobotics secured a purchase order from a major global defense company for the Iron Drone Raider, its counter-drone system. The system was commercially launched last year and has been enhanced to meet certain military requirements.

●	Ondas received an initial order from a major government military customer in July 2024 to provide the first Iron Drone Raider systems for operational deployment, assisting in protecting the borders of military units and other critical assets from hostile drones. An expansion of the order was received in August 2024 for additional features and support services for the systems that will be deployed and operated as part of military defense activities. This multistage deal has a structured roadmap, with potential for additional volume orders expected in the second half of 2024 based on combat success in operational conditions.

●	Airobotics continued the accelerated technology development roadmap for the Iron Drone Raider addressing specific, military-grade requirements of defense and homeland security forces. The technical enhancements included the integration of an on-board sensor array and on-ground radar, to support enhanced navigation capabilities in complex, GPS-denied aerial deployments.

●	Airobotics continued to expand operations with a local governmental entity in Dubai in support of the world’s first drone network infrastructure for public safety and other public services.

●	Airobotics secured renewed and expanded service agreement for support and maintenance of the Optimus Systems fleet deployed in the city of Dubai. The deployed fleet of Optimus Systems has been extensively utilized by the local government entity, carrying out thousands of operational drone flights each month in densely populated areas.

●	Airobotics expanded its market reach into Europe to address the needs of defense and critical infrastructure through reseller partnerships with HHLA Sky and C-Astral Aerospace. With these partners, OAS will offer drone services for terminal operations and critical infrastructure in Germany, Slovenia, and other European countries.

●	American Robotics launched its Customer Demonstration and Training Center at the newly opened Maryland headquarters. The demo and training center is intended to support the ongoing introduction of Optimus and Iron Drone Raider technology platforms and related services to defense, public safety, and critical infrastructure providers.

●	American Robotics secured a key contract with the United States Coast Guard (USCG) for maritime emissions monitoring to support Environmental Protection Agency (EPA) Clean Port initiatives at the Ports of Los Angeles and Long Beach. The operational contract positions American Robotics as a prime vendor for a U.S. federal agency and presents an opportunity for a potential program of record.

●	American Robotics demonstrated the Optimus system to key customers including a technology infrastructure provider in Texas. This demonstration showcased its capability to remotely operate drone fleets Beyond Visual Line of Sight (BVLOS) via the leveraging of Optimus FAA type certification and the Kestrel system.

●	American Robotics hosted successful demonstrations for key potential customers with the Kestrel System – an airspace monitoring system comprised of active and passive technology that is fused with air traffic situational awareness software. This system satisfies regulatory Detect and Avoid (DAA) requirements, enabling fully autonomous and remote BVLOS operations.

●	Ondas Autonomous Holdings Inc. (OAH), the wholly owned subsidiary of Ondas Holdings Inc. and the parent company of American Robotics and Airobotics, was renamed Ondas Autonomous Systems Inc.

OAS President Meir Kliner commented, “OAS has continued its efforts to leverage its core advantages by offering its innovative solutions for critical operations in the field of aerial protection and surveillance as the world realizes the threats and potential value of drones in defense, public safety, and critical infrastructure. Despite low revenues in the second quarter, we are experiencing high engagement from potential customers and partners, and we are confident that we will see the fruits of our efforts in the upcoming quarters.

Kliner continued, “We are excited about the initial Iron Drone Raider order we received from a major military entity in July which was followed by an expansion of the order, as earlier announced today. This order came after we accelerated the enhancement of our counter-drone solution to meet specific military needs, and we are looking forward to deploying the Iron Drone Raider in combat conditions. We see many new opportunities for the Optimus system as well, including in military markets, with its advantages as a ready-to-go drone network solution. Unlike our competitors who do not offer full automation and mission continuity, our Optimus System is proven and FAA-certified reliable. We are well-positioned in the market, addressing its needs with our core advantages as a highly mature company capable of supporting scaled field deployments.”

Second Quarter 2024 Financial Results

Revenues were approximately $1.0 million for the three months ended June 30, 2024, compared to $5.5 million for the three months ended June 30, 2023. The decrease was primarily the result of delays in order activity for product sales at Ondas Networks and slow commercial activity at OAS due to issues related to the conflict in Gaza as compared to the prior-year period.

Gross profit (loss) was approximately ($0.2) million for the three months ended June 30, 2024, compared to approximately $3.1 million for the three months ended June 30, 2023. Gross profit as a percentage of revenues was approximately (20%) for the three months ended June 30, 2024, compared to 56% for the three months ended June 30, 2023. This is due to the change in the mix of revenues in the second quarter of 2024, which included development projects with lower gross margins as compared to product revenue with higher gross margins in the second quarter of 2023, as well as certain fixed costs. Gross margin improved quarter-over-quarter from (63%) in the first quarter of 2024. This is primarily a result of strict cost controls and expense management improvement plans at both OAS and Ondas Networks. At this time, gross margins may be variable on a quarter-to-quarter basis due to low revenue levels and shifts in revenue mix between product, development, and services revenues.

Operating expenses decreased to approximately $8.1 million for the three months ended June 30, 2024, as compared to approximately $11.6 million for the three months ended June 30, 2023. The decrease in operating expenses is due to cost savings achieved as a result of the consolidation of operations and development for OAS into a single location combined with cost saving actions throughout Ondas Networks.

The Company realized an operating loss of approximately $8.3 million for the three months ended June 30, 2024, slightly down from $8.5 million for the three months ended June 30, 2023. The decrease in operating loss was largely driven by lower operating expenses during the second quarter of 2024 as outlined above, offset by the lower gross margin. Net loss narrowed to approximately $8.3 million for the three months ended June 30, 2024, as compared to a net loss of $9.0 million for the three months ended June 30, 2023.

The Company held cash and restricted cash of approximately $5.0 million as of June 30, 2024, as compared to approximately $15.0 million as of December 31, 2023. The decline in cash and cash equivalents for the first six months of the year results from $16.3 million to fund operations and $2.3 million for investing activities, offset by $8.5 million in financing activities.

Operational and Financial Outlook for 2024

The Company expects a recovery in revenue growth in the second half of 2024 driven primarily by the OAS business unit. Revenue expectations for Ondas Networks are modest, and limited to funded development programs, given the current lack of clarity on deployment plans in the 900 MHz network.

Bookings and revenue growth are expected to fluctuate from quarter-to-quarter given the uncertainty around the timing of customer activity in front of the targeted commercial rollout for the 900 MHz rail network, the development programs underway with Siemens, in addition to the timing of OAS’s deliveries of the Optimus and Iron Drone systems to its growing roster of customers globally.

Ondas plans to host an “Investor Day” in the first half of September focused on its Ondas Autonomous Systems business unit. At the event, the Company will provide a variety of system demonstrations and a detailed overview of the business plan and financial model for OAS. The event will be held at the Baltimore County, MD headquarters of American Robotics and the presentation will be broadcast live on-line.

Earnings Conference Call & Audio Webcast Details

Date: Wednesday, August 14, 2024

Time: 8:30 a.m. Eastern time

Toll-free dial-in number: 844-883-3907

International dial-in number: 412-317-5798

Call participant pre-registration link: here

The Company encourages listeners to pre-register, which allows callers to gain immediate access and bypass the live operator. Please note that you can register at any time during the call. For those who choose not to pre-register, please call the conference telephone number 10-15 minutes prior to the start time, at which time an operator will register your name and organization.

The conference call will also be broadcast live and available for replay here and via the investor relations section of the Company’s website at ir.ondas.com. A replay will be accessible from the investor relations website after completion of the event.

About Ondas Holdings Inc

Ondas Holdings Inc. (“Ondas”) is a leading provider of private wireless data solutions via Ondas Networks Inc. (“Ondas Networks”) and commercial drone solutions through Ondas Autonomous Systems Inc. via its wholly owned subsidiaries American Robotics, Inc. (“American Robotics” or “AR”) and Airobotics LTD (“Airobotics”), which we operate as a separate business unit called Ondas Autonomous Systems.

Ondas Networks is a developer of proprietary, software-based wireless broadband technology for large established and emerging commercial and government markets. Ondas Networks’ standards-based (802.16s), multi-patented, software-defined radio FullMAX platform enables Mission-Critical IoT (MC-IoT) applications by overcoming the bandwidth limitations of today’s legacy private licensed wireless networks. Ondas Networks’ customer end markets include railroads, utilities, oil and gas, transportation, aviation (including drone operators) and government entities whose demands span a wide range of mission critical applications.

Our Ondas Autonomous Systems business unit designs, develops, and markets autonomous drone solutions via the Optimus System™ - the world’s first FAA certified small UAS (sUAS) developed for aerial security and data capture and the Iron Drone Raider™, a counter-drone system designed to protect from the growing threat of hostile drones. The Optimus and Iron Drone Raider platforms are highly automated, AI-powered drone systems capable of continuous, remote operation and are marketed as “drone-in-a-box” turnkey security and data solution. They are deployed for critical defense, industrial and government applications where security, data and information collection and processing are required. American Robotics and Airobotics have industry leading regulatory successes which include a first of its kind FAA Type Certification for the Optimus System and having the first drone system approved by the FAA for automated operation beyond-visual-line-of-sight (BVLOS) without a human operator on-site.

Ondas Networks, American Robotics and Airobotics together provide users in defense, homeland security, public safety and other critical industrial and government security and infrastructure markets with improved connectivity, situational awareness and data collection and information processing capabilities.

For additional information on Ondas Holdings, visit www.ondas.com or follow Ondas Holdings on X formerly known as Twitter and LinkedIn. For additional information on Ondas Networks, visit www.ondasnetworks.com or follow Ondas Networks on X and LinkedIn. For additional information on American Robotics, visit www.american-robotics.com or follow American Robotics on X and LinkedIn. For additional information on Airobotics, visit www.airoboticsdrones.com or follow Airobotics on X and LinkedIn.

Information on our websites and social media platforms is not incorporated by reference in this release or in any of our filings with the U.S. Securities and Exchange Commission.

Non-GAAP Financial Measure

As required by the rules of the Securities and Exchange Commission (“SEC”), we provide a reconciliation of Adjusted EBITDA, the non-GAAP financial measure, contained in this press release to the most directly comparable measure under GAAP, which reconciliation is set forth in the table below.

We believe that Adjusted EBITDA facilitates analysis of our ongoing business operations because it excludes items that may not be reflective of, or are unrelated to, the Company’s core operating performance, and may assist investors with comparisons to prior periods and assessing trends in our underlying businesses. Other companies may calculate Adjusted EBITDA differently, and therefore our measures may not be comparable to similarly titled measures used by other companies. Adjusted EBITDA should only be used as supplemental measures of our operating performance.

We believe that Adjusted EBITDA improves comparability from period to period by removing the impact of our capital structure (interest and financing expenses), asset base (depreciation and amortization), tax impacts and other adjustments as set out in the table below, which management has determined are not reflective of core operating activities and thereby assist investors with assessing trends in our underlying businesses.

Management uses Adjusted EBITDA in making financial, operating, and planning decisions and evaluating the Company’s ongoing performance.

Forward-Looking Statements

Statements made in this release that are not statements of historical or current facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. We caution readers that forward-looking statements are predictions based on our current expectations about future events. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions that are difficult to predict. Our actual results, performance, or achievements could differ materially from those expressed or implied by the forward-looking statements as a result of a number of factors, including the risks discussed under the heading “Risk Factors” discussed under the caption “Item 1A. Risk Factors” in Part I of our most recent Annual Report on Form 10-K or any updates discussed under the caption “Item 1A. Risk Factors” in Part II of our Quarterly Reports on Form 10-Q and in our other filings with the SEC. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise that occur after that date, except as required by law.

Contacts

IR Contact for Ondas Holdings Inc.
888.350.9994
ir@ondas.com

Media Contact for Ondas
Preston Grimes
Marketing Manager, Ondas Holdings Inc.
preston.grimes@ondas.com

ONDAS HOLDINGS INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2024	2023
	(Unaudited)
ASSETS
Current Assets:
Cash	$4,934,999	$14,979,436
Restricted cash	40,375	42,564
Accounts receivable, net	2,291,244	3,429,974
Inventory, net	4,955,773	2,186,646
Other current assets	2,851,753	2,967,619
Total current assets	15,074,144	23,606,239

Property and equipment, net	5,492,025	4,175,958

Other Assets:
Goodwill, net of accumulated impairment charges	27,751,921	27,751,921
Intangible assets, net	29,257,930	31,329,182
Lease deposits and other assets	709,207	599,517
Operating lease right of use assets	4,235,709	4,701,865
Total other assets	61,954,767	64,382,485
Total assets	$82,520,936	$92,164,682

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$4,272,009	$5,177,022
Operating lease liabilities	687,507	685,099
Accrued expenses and other current liabilities	3,203,750	3,587,877
Convertible note payable, net of unamortized debt discount and issuance cost of $1,254,478 and $1,968,411, respectively	28,878,645	25,692,505
Government grant liability	548,219	520,657
Deferred revenue	285,279	276,944
Total current liabilities	37,875,409	35,940,104

Long-Term Liabilities:
Notes payable	300,000	300,000
Convertible notes payable, net of current, net of unamortized debt discount and issuance cost of $110,946 and $391,718, respectively	370,721	2,812,156
Accrued interest	22,421	26,844
Government grant liability, net of current	1,809,127	2,229,047
Operating lease liabilities, net of current	5,637,461	5,800,710
Other liabilities	82,500	-
Total long-term liabilities	8,222,230	11,168,757
Total liabilities	46,097,639	47,108,861

Commitments and Contingencies (Note 11)

Temporary Equity
Redeemable noncontrolling interest	17,030,778	11,920,694

Stockholders’ Equity
Preferred stock - par value $0.0001; 5,000,000 shares authorized at June 30, 2024 and December 31, 2023, respectively, and none issued or outstanding at June 30, 2024 and December 31, 2023, respectively	-	-
Preferred stock, Series A - par value $0.0001; 5,000,000 shares authorized at June 30, 2024 and December 31, 2023, respectively, and none issued or outstanding at June 30, 2024 and December 31, 2023, respectively	-	-
Common Stock - par value $0.0001; 300,000,000 shares authorized; 66,550,712 and 61,940,878 issued and outstanding, respectively June 30, 2024 and December 31, 2023, respectively	6,655	6,194
Additional paid in capital	235,891,750	231,488,999
Accumulated deficit	(216,505,886)	(198,360,066)
Total stockholders’ equity	19,392,519	33,135,127
Total liabilities and stockholders’ equity	$82,520,936	$92,164,682

ONDAS HOLDINGS INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended
	June 30,
	2024	2023

Revenues, net	$957,851	$5,468,964
Cost of goods sold	1,148,746	2,397,188
Gross profit	(190,895)	3,071,776

Operating expenses:
General and administration	4,163,987	5,316,848
Sales and marketing	1,308,705	1,743,588
Research and development	2,640,003	4,508,005
Total operating expenses	8,112,695	11,568,441

Operating loss	(8,303,590)	(8,496,665)

Other income (expense), net
Other income (expense), net	257	(11,430)
Change in fair value of government grant liability	623,409	115,034
Interest income	87,276	-
Interest expense	(703,551)	(541,393)
Foreign exchange gain (loss), net	26,463	(23,632)
Total other income (expense), net	33,854	(461,421)

Loss before income taxes	(8,269,736)	(8,958,086)
Provision for income taxes	-	-

Net loss	(8,269,736)	(8,958,086)
Less preferred dividends attributable to noncontrolling interest	390,000	-
Less deemed dividends attributable to accretion of redemption value	718,494	-
Net loss attributable to common stockholders	$(9,378,230)	$(8,958,086)

Net loss per share - basic and diluted	$(0.14)	$(0.18)

Weighted average number of common shares outstanding, basic and diluted	66,377,505	51,112,218

ONDAS HOLDINGS INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Six Months Ended
	June 30,
	2024	2023

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(18,145,820)	$(23,413,637)
Adjustments to reconcile net loss to net cash flows used in operating activities:
Depreciation	234,305	412,625
Amortization of debt discount	994,705	1,785,414
Amortization of intangible assets	2,105,588	2,038,793
Amortization of right of use asset	466,156	529,666
Loss on disposal of equipment	1,578	-
Loss on intellectual property	-	12,223
Stock-based compensation	677,550	2,903,225
Change in fair value of government grant liability	(692,196)	(72,381)
Changes in operating assets and liabilities:
Accounts receivable	1,138,730	(4,696,381)
Inventory	(2,371,081)	760,461
Other current assets	115,866	387,339
Deposits and other assets	(109,690)	(138,552)
Accounts payable	(232,044)	955,357
Deferred revenue	8,335	(1,521,408)
Operating lease liability	(160,841)	(513,808)
Accrued expenses and other current liabilities	(388,363)	(1,293,713)
Other liabilities	82,500	-
Net cash flows used in operating activities	(16,274,722)	(21,864,777)

CASH FLOWS FROM INVESTING ACTIVITIES
Patent costs	(18,698)	(49,634)
Purchase of equipment	(2,282,237)	(65,170)
Proceeds from sale of equipment	1,700	-
Purchase of software intangible	(15,638)	-
Cash paid for Iron Drone asset acquisition	-	(135,000)
Cash acquired on the acquisition of Airobotics Ltd.	-	1,049,454
Cash paid for Field of View LLC asset acquisition	-	(104,166)
Net cash flows provided by (used in) investing activities	(2,314,873)	695,484

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from sale of noncontrolling interest in Ondas Networks, net of issuance costs	4,375,035	-
Proceeds from sale of common stock, net of issuance costs	3,859,394	-
Proceeds from exercise of options	7,295	701
Proceeds from exercise of warrants	1,407	-
Proceeds from government grant	299,838	-
Payments on convertible notes payable	-	(4,354,911)
Payments on government grant liability	-	(6,576)
Payments on loan payable	-	(1,140,301)
Net cash flows provided by (used in) financing activities	8,542,969	(5,501,087)

Decrease in cash, cash equivalents, and restricted cash	(10,046,626)	(26,670,380)
Cash, cash equivalents, and restricted cash, beginning of period	15,022,000	29,775,096
Cash, cash equivalents, and restricted cash, end of period	$4,975,374	$3,104,716

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid for interest	$11,923	$155,342
Cash paid for income taxes	$-	$-

SUPPLEMENTAL SCHEDULE OF NON-CASH FINANCING ACTIVITIES:
Common Stock and warrants issued in relation to acquisition of Airobotics, Ltd.	$-	$5,962,628
Common Stock issued in relation to acquisition of the assets of Iron Drone, Ltd.	$-	$85,800
Common stock issued in exchange for debt repayment	$250,187	$5,756,169
Noncash consideration for settlement of development agreement payable	$342,428	$-
Warrants in relation to sale of common stock	$954,737	$-
Warrants in relation to sale of redeemable preferred stock in Ondas Networks	$1,471,194	$-
Preferred dividends attributable to redeemable noncontrolling interest	$724,138	$-
Accretion of redeemable preferred stock in Ondas Networks	$1,357,140	$-
Transfer of equipment into inventory	$398,046	$-

ONDAS HOLDINGS INC.

ADJUSTED EBITDA RECONCILIATION

(Unaudited)

	Three Months Ended June 30,
	2024	2023
Net loss	$(8,269,736)	$(8,958,086)
Depreciation	111,234	160,081
Amortization	1,053,377	1,059,955
Other (income) expense, net	(33,854)	461,421
Stock-based compensation	407,997	1,639,869
Adjusted EBITDA	$(6,730,982)	$(5,636,760)